                                                              Exhibit 99.d(i)(p)

                        SUPPLEMENTAL TERMS AND CONDITIONS

                                     TO THE

                              MANAGEMENT AGREEMENT

                                     BETWEEN

                              AMERICAN BEACON FUNDS
                  (FORMERLY KNOWN AS AMERICAN AADVANTAGE FUNDS)

                                       AND

                         AMERICAN BEACON ADVISORS, INC.
                (FORMERLY KNOWN AS AMR INVESTMENT SERVICES, INC.)

     The attached amended Schedule A is hereby incorporated into the Management Agreement dated April 3, 1987, as supplemented on August 1, 1994, November 1, 1995, December 17, 1996, July 25, 1997, September 1, 1998, January 1, 1999, May
19, 2000, November 16, 2000, October 17, 2001, May 28, 2002, May 13, 2003, and
February 9, 2004 (the "Agreement") between the American Beacon Funds, formerly known as the American AAdvantage Funds, and American Beacon Advisors, formerly known as AMR Investment Services, Inc. To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

Dated: February 17, 2006

                                        American Beacon Funds


                                        By:
                                            ------------------------------------
                                            Rosemary K. Behan
                                            Vice President and Secretary


                                        American Beacon Advisors, Inc.


                                        By:
                                            ------------------------------------
                                            William F. Quinn
                                            President

                                     AMENDED

                                   SCHEDULE A

                                     TO THE

                              MANAGEMENT AGREEMENT

                                     BETWEEN

                              AMERICAN BEACON FUNDS
                  (FORMERLY KNOWN AS AMERICAN AADVANTAGE FUNDS)

                                       AND

                         AMERICAN BEACON ADVISORS, INC.
                (FORMERLY KNOWN AS AMR INVESTMENT SERVICES, INC.)

I.   BASE FEE

     As compensation pursuant to section 6 of the Management Agreement between American Beacon Funds (the "Beacon Trust") and American Beacon Advisors, Inc. (the "Manager"), the Beacon Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund's average daily net assets:

     (1) 0.10% of the net assets of the Balanced Fund, the Large Cap Value Fund, the International Equity Fund, the Small Cap Value Fund, the S&P 500 Index Fund, the Large Cap Growth Fund, the Emerging Markets Fund, the Small Cap Index Fund, the International Equity Index Fund, the Enhanced Income Fund, the High Yield Bond Fund, the Treasury Inflation Protected Securities Fund, the Mid-Cap Value Fund, and the Small Cap Value Opportunity Fund plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(d) of said Management Agreement;

     (2) 0.10% of the net assets of the Money Market Fund, the Municipal Money Market Fund and the U.S. Government Money Market Fund; and

     (3) 0.25% of the net assets of the Intermediate Bond Fund and the Short-Term Bond Fund.

     To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the Beacon Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement.

II.  MANAGEMENT OF BALANCED FUND AND ENHANCED INCOME FUND

     In addition to the fee set forth above, as compensation for directly managing a portion of the assets of the Balanced Fund and the Enhanced Income Fund, pursuant to section 6 of the Management Agreement between the Manager and the Beacon Trust, the Beacon Trust shall pay to the Manager a fee quarterly, on an annualized basis, of 0.15% of the average month-end assets of the fixed income portion of the Balanced Fund and Enhanced Income Fund directly managed by the Manager. The fee will be adjusted for any cash flows of $10 million or greater into or out of the Manager's account for each Fund on a particular day during a quarter.

     To the extent that the Balanced Fund or Enhanced Income Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the Beacon Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement for these Funds.

III. SECURITIES LENDING DUTIES AND FEES

     A. Manager Duties

     The Manager agrees to provide the following services in connection with the investment of cash collateral received from the securities lending activities of each Fund of the Beacon Trust: (a) assist the securities lending agent (the "Agent") in determining which specific securities are available for loan, (b) monitor the Agent to ensure that securities loans are effected in accordance with its instructions and within the procedures adopted by the Board of Trustees of the Beacon Trust, (c) prepare appropriate periodic reports for, and seek appropriate approvals from, the Board of Trustees of the Beacon Trust with respect to securities lending activities, (d) respond to Agent inquiries concerning Agent's compliance with applicable guidelines, and (e) perform such other duties as necessary.

     B. Securities Lending Fees

     As compensation for services provided by the Manager in connection with securities lending activities of each Fund of the Beacon Trust, the lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.

     To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the Beacon Trust will not pay the Manager any fee for services provided by the Manager in connection with securities lending activities.

DATED: February 17, 2006